UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 3, 2006

Globix Corporation

(Exact name of registrant as specified in its charter)

Delaware	1-14168	13-3781263
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

139 Centre Street, New York, New York	10013
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code (212) 334-8500

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Form 8-K, Current Report

Globix Corporation

Commission File No. 001-14168

Item 5.02(b) Departure of Principal Officers

On January 2, 2006, Robert Dennerlein, the Company’s Chief Financial Officer, resigned from the Company in order to accept another opportunity. Mr. Dennerlein’s resignation was not related to any disagreement or dispute with the Company’s management. The Company is in the process of initiating a search for Mr. Dennerlein’s successor.

Item 5.02(c) Appointment of Principal Officers

On January 4, 2006, Eric Sandman was promoted to Senior Vice President, Finance and Corporate Development of the Company. Mr. Sandman, age 40, who was previously the Company’s Vice President of Financial Planning and Analysis, will serve as the Company’s principal financial officer until the Company appoints a new Chief Financial Officer to succeed Mr. Dennerlein. Mr. Sandman was Director of Financial Planning and Analysis at NEON Communications, Inc. prior to its merger with the Company in 2005. Prior to his September, 2000 employment with NEON Communications, Inc., Mr. Sandman served as Manager – Financial Analysis at Northeast Utilities in Berlin, Connecticut, where he commenced employment in 1999.

On January 4, 2006, Henry J. Conicelli, the Company’s Controller, was designated to serve as the Company’s principal accounting officer. Mr. Conicelli, age 46, joined the Company on January 2, 2005. Prior to his employment with the Company, Mr. Conicelli served as Vice President and Controller of Talk America, Inc., a telecommunications company located in New Hope, Pennsylvania, where he was employed since 2001. From 1997 until 2001, Mr. Conicelli served as Corporate Controller for Travelways, Inc. – Vector, Inc., a major transportation consolidator located in Blue Bell, Pennsylvania.

Gene M. Bauer was promoted to the position of Senior Vice President, General Counsel & Secretary of the Company on January 4, 2006. Mr. Bauer had previously held the position of Vice President, General Counsel & Secretary of the Company.

A press release discussing the departure of Mr. Dennerlein and the appointment of Mr. Sandman and Mr. Conicelli is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits

Exhibit	Description
99.1	Press Release, dated January 4, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 5, 2006	Globix Corporation

	By:	/s/ Gene M. Bauer
Name: Gene M. Bauer Title: Senior Vice President, General Counsel & Secretary